Exhibit 10.1

LabStyle Innovations Corp.

Plan Amendment

Amendment No. 3 to the 2012 Equity Incentive Plan

Adopted on June 16, 2015

Pursuant to Section 12 of the 2012 Equity Inventive Plan, as amended (the “Plan”), of LabStyle Innovations Corp. (the “Company”), the Board of Directors of the Company has duly adopted a resolution approving this Amendment No. 3 to the Plan to increase the total number of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) reserved and available for issuance under the Plan as follows:

Section 4(a) of the Plan is hereby amended to read in its entirety as follows:

“(a) Share Reserve. Subject to the provisions of Section 10 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Option Awards shall not exceed in the aggregate of 13,425,000 shares of Common Stock. During the terms of the Option Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.”

All other terms and provisions of the Plan shall remain unchanged and in full force and effect as written.

A majority in voting interest of stockholders of the Company duly approved this Amendment No. 3 to the Plan at the Company’s annual meeting held on June 15, 2015.

IN WITNESS WHEREOF, this Amendment No. 3 is made effective this 16th day of June, 2015.

LABSTYLE INNOVATIONS CORP.

By:	/s/ Erez Raphael
Name: Erez Raphael
Title: President and Chief Executive Officer